Exhibit 99.1

Extreme Networks Appoints Edward Terino to Board of Directors

SANTA CLARA, Calif., Oct 1, 2012 — Extreme Networks, Inc. (Nasdaq: EXTR) today announced that it has appointed Edward Terino to its Board of Directors effective October 2, 2012. He will also serve on the Audit Committee of the Board.

Mr. Terino brings over 30 years of financial management, operations, and technology experience to the Board of Directors including expertise in strategic planning, mergers and acquisitions, turn arounds and cost restructurings, investor relations, and in strengthening financial measures and controls in technology companies.

“We are pleased to have someone with Ed’s business and leadership skills join our Board,” said Oscar Rodriguez, president and CEO of Extreme Networks. “His broad experience across multiple industries and financial acumen will be an asset to the Board.”

Mr. Terino has served as a director of Baltic Trading Ltd., an international dry bulk shipping company, since March 2010 and as a director of SeaChange International Inc., a video software company, since July 2010. Mr. Terino is Chairman of the Audit Committee and serves on the Compensation Committee of both Baltic Trading Ltd. and SeaChange International Inc. Mr. Terino has served on multiple public and private company boards, including S1 Corporation, Phoenix Technologies, Inc., and EBT International, Inc., a web content management software company.

Mr. Terino has a B.S. in Management from Northeastern University and a MBA from Suffolk University.

Extreme Networks

Extreme Networks is a technology leader in high-performance Ethernet switching for cloud, data center and mobile networks. Based in Santa Clara, CA, Extreme Networks has more than 6,000 customers in more than 50 countries. For more information, visit the company’s website at http://www.extremenetworks.com.

Extreme Networks is either a registered trademark or trademark of Extreme Networks, Inc. in the United States and other countries.